     Anchor Glass Container Corporation Reports 2003 Third Quarter Results


TAMPA, Florida, November 3, 2003 -- Anchor Glass Container Corporation (NASDAQ:
AGCC) today reported financial results for its third quarter and nine months ended September 30, 2003.

For the third quarter of 2003, net sales increased 7.3 percent to $193.5 million, from $180.4 million in the prior year, driven by a 7 percent gain in unit shipments. Net loss for the quarter was $4.2 million while EBITDA (see definition below) totaled $27.0 million, a 6.3% improvement from $25.4 million reported in the 2002 period.

The improvement in sales was primarily due to the increase in shipping volumes while EBITDA performance was driven by the improvement in sales, continued improvements in manufacturing productivity and the elimination of rent expense associated with operating leases bought out in the first quarter of 2003. These positive EBITDA factors were partially offset by increased natural gas costs and downtime costs associated with capital improvement initiatives at Anchor's Warner Robins, Georgia facility.

"This was an exciting quarter for Anchor. The business is strong, reflected by an increase in sales during the quarter. We continued to strengthen our balance sheet and liquidity position by issuing an additional $50 million of notes and completing our initial public offering," said Richard M. Deneau, president and chief executive officer. "While our investment in plant upgrades adversely impacted our results for the quarter, we're confident that these initiatives will strengthen our long-term productivity. This, along with our strong order book for next year, will help us achieve our targeted results in 2004."

For the first nine months of 2003, net sales declined 2.8 percent to $542.8 million from $558.7 million in the prior year. EBITDA declined slightly to $75.1 million from $75.9 million in the prior year. These results reflected soft demand across the industry in the first half of 2003, as well as increased natural gas costs and downtime expenses for capital improvement projects at two of the Company's facilities. These costs were partially offset by productivity gains, pricing improvements and reduced rent expenses as described earlier.

"Sales for the Company and the industry were adversely affected in the first half of 2003 due to harsh weather conditions, military action in Iraq and the general softness in the economy. We are pleased to have that all behind us, and that we have returned to year-over-year sales increases," said Deneau.

IPO

On September 30, 2003, Anchor consummated an initial public offering of 7,500,000 shares of its common stock, par value $.10 per share, at the initial public offering price of $16.00 per share. The Company received net proceeds from the offering of approximately $127.8 million, including the sale on October 14, 2003 of an additional 1,125,000 shares following the exercise of the over-allotment option. A portion of the proceeds was used to redeem all of Anchor's Series C Redeemable Preferred Stock.

Balance Sheet Restatement

Anchor will restate the balance sheets in its 10-K report for 2002 and its 10-Q reports for the first two quarters of 2003 to reflect the change in classification of its Series C Redeemable Preferred Stock, which is no longer outstanding, to outside of permanent equity. The balance sheet restatement will have no effect on the Company's statement of operations, earnings per share, assets or cash flows for any periods. Total liabilities will be reduced to reflect the change in classification of accrued dividends from liabilities to part of the Series C Redeemable Preferred Stock. Because of the prior redemption of the Series C Preferred Stock, the change in classification has no impact on the Company's balance sheet as of September 30, 2003.

Dividend Declared

The Board of Directors of Anchor declared its first quarterly dividend of $0.04 per share of its common stock. The dividend is payable December 15, 2003 to stockholders of record at the close of business on December 1, 2003.

Disclosures

EBITDA is an amount equal to net income (loss) plus restructuring, net; reorganization items, net; interest expense; income taxes; depreciation and amortization; (gain) loss on the sale of fixed assets; and other noncash items. EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. EBITDA is a primary component of financial covenants under Anchor's debt agreements. Although management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from forward-looking statements. Risks and uncertainties include, but are not limited to, economic, competitive, government and technological factors outside the control of Anchor. Risks and uncertainties may also include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the price of natural gas; Anchor's focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; Anchor's dependence on certain executive officers; and changes in environmental and other government regulations. Anchor operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. Anchor does not intend to update forward-looking statements contained in this press release.


Anchor will discuss third quarter results during a conference call tomorrow, November 4, at 11:00 a.m. E.S.T. Interested parties may listen to the call through CCBN's investor center at www.fulldisclosure.com.

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has nine strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

For more information, contact:
Darrin Campbell
Executive Vice President and Chief Financial Officer
Anchor Glass Container Corporation
813-882-7825